Exhibit 3.2

CERTIFICATE OF AMENDMENT OF THE
BYLAWS OF PRICELINE.COM INCORPORATED

The undersigned, being the duly elected, qualified, and acting Secretary of priceline.com Incorporated (the “Corporation”), hereby certifies that Section 3 of Article III of the Bylaws of the Company was amended by the Board of Directors, effective June 5, 2009, to read in its entirety as follows:

“SECTION 3.SPECIAL MEETINGS. Unless otherwise required by law, special meetings of stockholders, for any purpose or purposes, may be called as set forth in the certificate of incorporation of the Corporation, as amended or amended and restated from time to time (the “Certificate of Incorporation”).  At a special meeting of stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).

If stockholders holding sufficient shares in accordance with the Certificate of Incorporation call a special meeting of stockholders, the request shall:

(i)	be in written form;

(ii)	contain the name and record address of such stockholders;

(iii)	include the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder;

(iv)	provide a brief description of the business desired to be brought before the special meeting of stockholders;

(v)
provide a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business;

(v)	contain a representation that such stockholder intends to appear in person or by proxy at the special meeting to bring such business before the meeting; and

(vii)	be delivered personally or sent by registered mail to the Secretary of the Corporation.

Upon receipt of such a request, the Board of Directors shall determine the date, time and place of such special meeting of stockholders, which must be scheduled to be held on a date that is within ninety (90) days of receipt by the Secretary of the request therefore, and the Secretary of the Corporation shall prepare a proper notice thereof.”

IN WITNESS WHEREOF, I have hereto set my hand on this 3rd day of June, 2009.

/s/ Peter J. Millones
Peter J. Millones
Executive Vice President, General Counsel and Corporate Secretary